CONFIDENTIAL & PROPRIETARY

[FORM OF AWARD LETTER]
APOLLO CIP PARTNER POOL, L.P.

[Name]

[Address]
Dear [Name]:
Reference is made to the Amended and Restated Agreement of Exempted Limited Partnership of Apollo CIP Partner Pool, L.P. (the “Partnership”), as in effect from time to time (the “Partnership Agreement”). This Award Letter confirms the number of Points you are being awarded in the Partnership and certain terms in relation to the Partnership Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement.
I.Your Initial Point Award
You are being granted [˜] Points on the terms set forth in this Award Letter and the Partnership Agreement.
II.No Vesting
Your Points are not subject to vesting.
III.Dilution
1.    Your Points may be subject to pro rata dilution if the General Partner subsequently allocates Points to existing or new Limited Partners of the Partnership who are senior business leaders from AGM’s Credit Business. The first [˜]% of dilution in respect of all Points in the Partnership that would otherwise be borne by all then existing Limited Partners of the Partnership shall instead dilute only the Points in the Partnership initially allocated to [˜]. Thereafter, for new issuances of Points agreed to between AGM Credit Senior Management and the Executive Committee of AGM, it is intended that the dilution in the sharing of the Carried Interest Revenue will be borne by all then existing Limited Partners and APH on a pro rata basis (determined as of the effective date of the dilution). Accordingly, in order to implement this dilution: (i) if the Partnership is a direct limited partner of the applicable Fund General Partners, then the underlying points of the Partnership and APH, in each case, in respect of their interests in each of the applicable Fund General Partners will be adjusted so that the Partnership’s points attributable to each such Fund General Partner will be appropriately increased and APH’s points attributable to each such Fund General Partner will be appropriately decreased; (ii) if the Partnership is an indirect limited partner of the applicable Fund General Partners, holding its interests in such Fund General Partners through an intermediate pooling vehicle that has been formed to facilitate the sharing of Carried Interest Revenues by the Partnership and others (each, an “Intermediate Pooling Vehicle”), then the underlying points of each such Intermediate Pooling Vehicle and APH, in each case, in respect of their interests in each of the applicable Fund General Partners will be adjusted so that the points held by the Intermediate Pooling Vehicle attributable to each such Fund General Partner will be appropriately increased and APH’s points attributable to each such Fund General Partner will be appropriately decreased, with the economic benefit attaching to the additional points granted to the Intermediate Pooling Vehicle inuring solely to the benefit of the Partnership, in its capacity as a limited partner, member or other equityholder of such Intermediate Pooling Vehicle, and not to any other limited partner, member or other equityholder of such Intermediate Pooling Vehicle; and (iii) the Points in the Partnership of the then existing Limited Partners will be appropriately reduced. If thereafter any Points are forfeited, (A) (i) the points attributable to each Fund General Partner held by the Partnership and APH or (ii) if the Partnership is an indirect limited partner of the applicable Fund General Partner, holding its interests through an Intermediate Pooling Vehicle, then the points attributable to each such Intermediate Pooling Vehicle and APH, in each case, will be adjusted so as to restore them to the number thereof prior to the adjustment described in the preceding sentence, and (B) only after such restoration is complete, shall the Partnership have the right to reallocate such remaining forfeited Points. In each case, the determinations of the General Partner to implement the foregoing shall be final and binding on the Partnership and the Limited Partners (and the applicable Fund General Partners and Intermediate Pooling Vehicles).
2.    For purposes of this Award Letter, “Credit Business” means all segments of the credit business of AGM, which, for the avoidance of doubt, includes, without limitation, Opportunistic Credit, European Credit, U.S. Performing Credit, Structured Credit, Non-Performing Loans, Strategic Accounts, CMBS/CRE, CPI Europe, Principal Structured Finance and RMBS, as well as credit businesses under development, including, but not limited to, Energy Credit and Finco, but excluding assets of Athene Holding Ltd. (and related revenues) that the credit business of AGM does not manage; it being understood that the General Partner, in consultation with AGM Credit Senior Management, shall determine whether business segments acquired or created after the date of this Agreement shall be included in the Credit Business.
IV.    Mandatory Purchases and Repurchases of AGM Shares
1.    A portion of all distributions to be made to you (whether directly from the Partnership or any Fund General Partner), including in connection with Sections 4.1(e) and 7.3(b) of the Partnership Agreement and the Tail Rate (as defined below), together with any Fee Payments (as defined below) paid to you (the “Holdback Amount”), in each case, in a given fiscal quarter will be required to be used by you to purchase Class A shares of AGM (“AGM Shares”) in accordance with the terms and conditions set forth in the Restricted Share Award Agreement under the AGM 2007 Equity Incentive Plan (as defined below) and related grant notice attached hereto as Annex A-1 (the “Restricted Share Award Agreement”) or, to the extent you become a Retired Partner, in accordance with the terms and conditions set forth in the Share Award Agreement under the AGM 2007 Equity Incentive Plan and related grant notice attached hereto as Annex A-2 (the “Retired Partner Share Award Agreement”). You will be required to make an election under Section 83(b) of the Code with respect to each such purchase of AGM Shares with the Holdback Amount. The Holdback Amount will be in an amount not exceeding the applicable amounts determined under the following formula, except to the extent reduced by the Executive Committee of AGM: [˜]
2.    The Holdback Amount for a particular quarter, if any, will be distributed to you on the first business day on which a “trading window” for AGM Shares occurs during the calendar quarter following the quarter end to which the distribution relates, or, if earlier, 10 days before the end of such succeeding quarter or, if such date falls on a weekend or holiday, the next preceding business day (the “Grant Date”).
3.    An Affiliate of AGM shall serve as agent in effecting the acquisition by you of the AGM Shares on the date such amounts are distributed, and no cash distribution will actually be made to you, but rather, the Holdback Amount will be paid directly to AGM on your behalf to acquire AGM Shares. In the case of AGM Shares that are subject to vesting pursuant to the terms of the Restricted Share Award Agreement, the vesting commencement date shall be the midpoint of the calendar quarter in which the Holdback Amount was reserved, without regard to the actual date in a subsequent calendar quarter on which such AGM Shares are purchased with such Holdback Amount; except that the vesting commencement date for the initial AGM Shares to be acquired by you with a Holdback Amount shall be [˜] (the “Applicable Date”).
4.    The amount of AGM Shares to be acquired on any such distribution date shall be equal to the fair market value of the AGM Shares (calculated based on the volume weighted average price of the AGM Shares on the date such AGM Shares are scheduled to be purchased), rounded down to the nearest whole AGM Share and reduced to reflect any sales commissions or associated costs. Only whole AGM Shares will be acquired, and cash shall be distributed to you in lieu of fractional AGM Shares.
5.    Delivery of AGM Shares to you shall be subject to your execution of the applicable grant notice (substantially in the form attached as Annex A-1 or Annex A-2, as applicable).
6.    If you are entitled to a Tail Rate (as described below) after you become a Retired Partner, a Holdback Amount shall still apply, but any AGM Shares acquired will not be subject to vesting and may be granted outside of the Apollo Global Management LLC 2007 Equity Incentive Plan (as the same may be amended, supplemented, modified or replaced from time to time, the “AGM 2007 Equity Incentive Plan”). However, such AGM Shares shall be subject solely to the transfer restrictions and other terms set forth in the Retired Partner Share Award Agreement. Notwithstanding anything to the contrary herein, if (i) following the distribution of a Holdback Amount to you and (ii) prior to the time of the acquisition of the applicable AGM Shares with respect to such Holdback Amount for you, you become a Retired Partner, then the AGM Shares (that would have otherwise been acquired with the Holdback Amount), or a portion thereof, as applicable, shall be forfeited to the same extent as AGM Shares would have been forfeited if purchased on the distribution date.
7.    In the case of any AGM Shares that are subject to mandatory repurchase by AGM from you pursuant to the provisions of the Restricted Share Award Agreement or the Retired Partner Share Award Agreement, as the case may be, the cash proceeds of such mandatory repurchase shall be contributed by AGM, as agent for you, to the Partnership for distribution to APH and, for all purposes of this Award Letter, such cash contribution shall be treated as contributed by you to the Partnership and will increase your Capital Account, but you shall not have any right to receive any distributions with respect to any such increase in your Capital Account.
8.    For purposes of calculating your Giveback/Clawback Share, AGM Shares (including, for the avoidance of doubt, any AGM Shares that have previously vested, but excluding any such AGM Shares that have previously been mandatorily repurchased by AGM) shall be valued, without regard to any restrictions thereon and/or whether or not you still retain such AGM Shares, based on the purchase price of such AGM Shares as of the Grant Date.
9.    You will be required to open and maintain a transfer agent account with American Stock Transfer and a brokerage account with Morgan Stanley Smith Barney and/or any replacement transfer agent or brokerage firm selected by AGM (such brokerage firm, the “Designated Broker”) for the purpose of purchasing, holding and disposing of AGM Shares as described hereunder. For the purposes of purchasing any AGM Shares as required hereunder, you hereby designate AGM as your authorized agent to instruct the Designated Broker to purchase AGM Shares on your behalf (it being understood that AGM will have the right, but not the obligation, to do so). You hereby (i) agree to execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested by AGM as may, in AGM’s determination, be necessary or advisable to carry out the provisions of this paragraph 9, and (ii) authorize AGM or its designee to open any of the foregoing accounts on your behalf.
V.    Required Commitment
1.    In consideration for the grant of Points to you pursuant to this Award Letter, you will be required to make capital commitments or investments (the “Required Commitments”) to certain funds managed by AGM’s Credit Group (the “Credit Funds”) as determined by AGM’s Credit Senior Management. To the extent consistent with applicable law, upon your request, the Partnership, the General Partner and AGM shall use their reasonable efforts to assist you in obtaining a credit facility to fund all or a portion of your Required Commitments.
2.    In advance of a fiscal year, AGM’s Credit Senior Management will propose the allocation of your Required Commitments to be funded in the upcoming year among the applicable Credit Funds (the “Required Commitment Allocation”). Your Required Commitments (including the Scheduled Installments (as defined below) of previously designated Required Commitments) that, in each case, have not been made may be subject to reallocation annually. Your Required Commitments and Required Commitment Allocation for the 2014 fiscal year, and the funding schedule with respect thereto, is set forth on Annex D hereto (it being understood that the Partnership has no obligation to update Annex D after the date hereof, but that all current information with respect to the matters set forth on Annex D shall be recorded in the books and records of the Partnership and shall be available to you following your written request therefor).
3.    Your Required Commitment levels will be reviewed for upward revision every two years as agreed by the AGM Executive Committee and AGM Credit Senior Management. Your Required Commitments may be increased only in connection with an increase in your Points, which increase shall be proportionate thereto relative to what your Points had been prior to the adjustment in your Required Commitment.
4.    Your Required Commitments will be reduced by any capital commitments made by you since January 1, 2012 to Credit Funds.
5.    In the case of closed-end Credit Funds, your Required Commitments will be funded in accordance with capital calls made by such Credit Funds (or the applicable Co-Investors (A) Entity through which you will make your Required Commitment to any such Credit Fund).
6.    In the case of open-end and publicly traded Credit Funds, your Required Commitments for such Credit Funds will be funded over four years, beginning on the first day of the first full calendar quarter following the Applicable Date, as follows: [˜] (each such installment, a “Scheduled Installment”); provided that you may, in your sole discretion, satisfy your Required Commitment to any Credit Fund, in whole or in part, prior to any Scheduled Installment.
7.    Notwithstanding the redemption or withdrawal provisions of any Credit Fund, you must maintain your investments: (i) in closed-end Credit Funds until your Termination Date (or, if different, according to the term of such Credit Funds); or (ii) in open-end or publicly traded Credit Funds, for five years after the date of any such investment (or until your Termination Date, if earlier).
8.    So long as you are not a Retired Partner, you will not be charged any fees or any incentive allocations or carry on your Required Commitments, except where AGM does not have any discretion, such as in the case of the Public Vehicles. Upon your becoming a Retired Partner, AGM reserves the right to charge fees and/or incentive allocations or carry on your interests in any Credit Funds acquired through your capital contributions in respect of your Required Commitments, effective at any time from and after the date you become a Retired Partner and so long as the level of fees and/or incentive allocation or carry charged on such interests in any Credit Funds shall be no greater than the fees and/or incentive allocation or carry charged generally to investors in such Credit Fund.
9.    Except as set forth in paragraph 10 below, any interests in any Credit Funds acquired through your capital contributions in respect of your Required Commitments with respect thereto will be owned by you, and shall not be subject to forfeiture (but only to performance risk).
10.    If (a) you fail to fund your Required Commitment to a Credit Fund pursuant to the terms of the applicable Co-Investors (A) Partnership Agreement or the applicable Fund LP Agreement, after the cure periods (if any) set forth therein, or (b) in the case of an open-end or publicly traded Credit Fund, you fail to make a Scheduled Installment within 30 days after notice of failure to fund by the quarterly due date for payment by AGM or the applicable Fund General Partner, or (c) you breach any of your obligations under the Partnership Agreement, and fail to cure such breach within 30 days after notice of breach from the General Partner, the General Partner may elect to forfeit all or a portion of any of the following: (i) your Required Commitments to the applicable Credit Fund(s); (ii) any of your Points; (iii) any points that you have been awarded directly in the applicable Fund General Partner of such Credit Fund(s) (whether vested or unvested); and/or (iv) any of your unvested AGM Shares.
VI.    Recoupment Policy
To the extent mandated by applicable law, stock exchange or accounting rule and as set forth in a written recoupment policy (e.g., with respect to compensation paid based on financial statements that are later found to have been materially misstated) adopted by AGM, AGM Shares awarded hereunder and amounts distributed in respect of Points shall be subject to such law or policy.
VII.    Fee Payments
So long as you remain a Limited Partner of the Partnership, you will be entitled to receive payments of compensation (“Fee Payments”) from Apollo Management Holdings, L.P. or its subsidiaries or successors (the “Management Company Entities”) in respect of all pooled investments vehicles managed by the Credit Business that pay incentive fees to the Management Company Entities (the “Incentive Fee Vehicles”). An aggregate percentage of the incentive fees paid by the Incentive Fee Vehicles to the Management Company Entities in respect of a Fiscal Year (the amount determined by applying such aggregate percentage, the “CIP Incentive Fees”) will be paid to CIP Participants (as defined below), which percentage, except as otherwise agreed by the General Partner and AGM Credit Senior Management, shall correspond to the aggregate percentage of the Carried Interest Revenues allocated by CIP Vehicles (as defined below) for the benefit of CIP Participants in respect of such Fiscal Year. Unless otherwise determined by the General Partner in consultation with AGM Credit Senior Management, for each Fiscal Year you will receive as a Fee Payment that portion of the CIP Incentive Fees allocable to Limited Partners of the Partnership represented by your Points in the Partnership. Such Fee Payment shall be made in (or by March 15th of the Fiscal Year that follows) the Fiscal Year in respect of which the CIP Incentive Fees were earned. All Fee Payments shall be treated as compensation for all U.S. federal income tax purposes and shall be subject to applicable withholding in accordance with the usual payroll practices of the Management Company Entities. Your rights to Fee Payments pursuant to this Section VII shall not constitute a profits interest, or any other equity interest, in the Management Company Entities. “CIP Participants” means Limited Partners in the Partnership, limited partners in Professionals LP and Team Members who hold points in CIP Vehicles. “CIP Vehicles” means Fund General Partners that, directly or indirectly, make allocations of Carried Interest Revenues to the Partnership. “Team Member” means (i) a natural person whose services to AGM or its Affiliates are substantially dedicated to AGM’s or its Affiliates’ Credit Business, (ii) a natural person who, following the date hereof, becomes a Retired Partner and who, on or following the date hereof, held Points in his capacity as a Team Member, or (iii) a Related Party of any of the foregoing.
VIII.    Bad Act and Designated Act
Each of the terms “Bad Act” and “Designated Act” shall have the meanings set forth in Annex B hereto.
IX.    Restrictive Covenants
1.    You acknowledge and agree that your willingness to be bound by, and to abide by, the restrictions in favor of AGM regarding confidentiality, non-solicitation, non-interference, non-disparagement and non-competition set forth in Annex C hereto (collectively, the “Restrictive Covenants”), was a material factor in the decision to grant Points to you, and that such grant, any bonus you may receive in respect of Credit Business management company income (a “Management Bonus”), and any Fee Payments would not have occurred in the absence of such binding Restrictive Covenants. You hereby agree to the acknowledgements and covenants set forth on Annex C.
2.    If you materially breach any of your Restrictive Covenants in a jurisdiction where such Restrictive Covenant is invalid or unenforceable, the General Partner may elect to forfeit all or a portion of (i) your Points, (ii) any points that you have been awarded directly in any Fund General Partner of any Credit Fund (whether vested or unvested), and/or (iii) any of your unvested AGM Shares.
3.    AGM will be subject to restrictions in favor of you regarding non-disparagement set forth in paragraph (f) of Annex C.
4.    The confidentiality and non-disparagement restrictions set forth in Annex C hereto shall survive indefinitely following your Termination.
X.    Effect of Retirement
Retirements Generally:
Upon becoming a Retired Partner for any reason, all of your Points and your unvested AGM Shares shall automatically be forfeited, except as provided in the next paragraph, and Sections 4.1(e), 7.3(b) and 7.3(c) of the Partnership Agreement shall apply, unless you become a Retired Partner by reason of a Bad Act.
Retirement Without Cause or Bad Act that gives rise to a Tail Period:
Upon your becoming a Retired Partner without Cause (as defined in the AGM 2007 Equity Incentive Plan) and other than by reason of a Bad Act, and subject to your not having breached any of the Restrictive Covenants and executed (not later than 60 days after your separation from service), and not revoked, a customary general release of claims in favor of AGM (which shall include customary carveouts for indemnity and vested compensatory payments), you will retain the Points you held as of your Retirement Date (it being understood that if the Points have been reduced in accordance with the terms and conditions set forth herein during the 365 days preceding your Retirement Date, then you will retain for such purposes that number of Points equal to the weighted average number of Points awarded to you during such period) (the “Tail Rate”) for the duration of the period following your Retirement Date that corresponds to your post-Termination non-compete period (it being understood, for the avoidance of doubt, that such duration shall not be longer than the period during which such post-Termination non-competition covenant applies after your Termination Date (after giving effect to any applicable notice period) and that, provided you have not breached any of the Restrictive Covenants, any waiver by AGM of any portion of the post-Termination non-compete period shall be ignored in determining the duration of your Tail Rate) (any such period during which you have not breached any of your Restrictive Covenants is referred to herein as the “Tail Period”). All of your Points will be automatically forfeited upon the expiration of the Tail Period, and Sections 4.1(e), 7.3(b) and 7.3(c) of the Partnership Agreement shall apply mutatis mutandis to you.
The Tail Rate will be applicable only if you become a Retired Partner after a varying period of time following the Applicable Date, depending on your initial employment date with AGM: [˜]
Any payments made to you with respect to the Tail Period shall be made in accordance with the regular payment schedule in effect for Limited Partners who are not Retired Partners from time to time, subject to the foregoing and the requirements of Section 409A of the Code, and shall only be made to the extent of any income previously allocated to you.
XI.    Forfeited Points
Subject to Section III, any forfeited Points shall be available to be reallocated; it being understood that the Points of a Partner entitled to a Tail Rate shall not be forfeited until the expiration of such Partner’s Tail Period and any distributions arising therefrom shall be made to such Partner to the extent of any income previously allocated to such Partner (notwithstanding that such distribution may occur after the expiration of such Partner’s Tail Rate).
XII.    [Reserved]
XIII.    Miscellaneous
1.    The Partnership Agreement, this Award Letter, any Management Bonus or Fee Payment and related documentation and rights are intended to be exempt from Code Section 409A or, if and to the extent subject to Code Section 409A, to comply therewith. Accordingly, to the maximum extent permitted, such documents shall be interpreted and be administered to be in compliance with Code Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, no distributions owing by reason of termination of employment or service hereunder shall be due until you would be considered to have incurred a “separation from service” from AGM and/or its Affiliates within the meaning of Code Section 409A. Any distributions that are due within the “short-term deferral period” or fall within the “separation pay exemption” within the meaning of Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to a you from AGM and its Affiliates, whether pursuant to the Partnership Agreement or otherwise that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in the Partnership Agreement or related documentation, to the extent that any distributions to be made upon your separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A on account of your being a “specified employee” within the meaning of Code Section 409A, the distributions shall instead be made on the first business day after the earlier of (i) the date that is six months following such separation from service and (ii) your death. In no event shall AGM or any of its Affiliates (or any agent thereof) have any liability to you or any other Person due to any failure of the Partnership, any Management Bonus, any Fee Payment or any associated documentation to satisfy the requirements of Code Section 409A.
2.    No officer, director, employee or agent of AGM or any of its Affiliates shall be personally liable for any action, omission, determination, or interpretation taken or made with respect to the Partnership, any Fee Payment, Management Bonus or any associated documentation.
3.    AGM may, in its sole discretion, decide to deliver any documents related to the Partnership Agreement, Fee Payments, any Management Bonus and any associated documentation by electronic means or to request your consent to participate in any of the foregoing by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate therein through an online or electronic system established and maintained by AGM, an Affiliate or a third party designated thereby.
4.    Any Management Bonus or Fee Payment shall be subject to applicable withholding.
5.    By your acceptance of, and as a condition of the payment to you of, the initial distributions or other payments on or after the date hereof of any amounts hereunder and under the Partnership Agreement, and in accordance with the Credit Incentive Plan Commitment Letter previously executed by you, you acknowledge and agree that you are subject to this Award Letter, the Partnership Agreement and any other agreements referred to herein or therein and are bound by, and shall be treated as a party to, all of the foregoing agreements (including as the same may be amended or modified from time to time in accordance with their terms).
6.    This Award Letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. Any dispute or controversy involving the Partnership Agreement and this Award Letter and/or any other documents to which you are a party relating to the Credit Business incentive plan of which this Award Letter and the Partnership Agreement form a part shall be governed by and construed in accordance with the laws of the State of Delaware. Any dispute or controversy arising out of or relating to the Partnership, other than injunctive relief in the event of a breach or threatened breach of the Restrictive Covenants, will be settled exclusively by arbitration as provided in the Partnership Agreement, such that the provisions of Section 9.7(b) and 9.7(c) of the Partnership Agreement shall apply mutatis mutandis to this Award Letter. This Award Letter is binding on and enforceable against the General Partner, the Partnership and you. This Award Letter may be amended only with the consent of each party hereto. The Partnership or the General Partner may provide copies of this Award Letter to other Persons. This Award Letter may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.

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You have confirmed that the above correctly reflects our understanding and agreement with respect to the foregoing matters.

Very truly yours,

APOLLO CIP PARTNER POOL, L.P.
By:    Apollo CIP GenPar, Ltd.,
its General Partner

By:
Name:
Title:

APOLLO CIP GENPAR, LTD.
in its capacity as the General Partner of
Apollo CIP Partner Pool, L.P.

By:
Name:
Title:

Restricted AGM Share Award Grant Notice
and Restricted AGM Share Award Agreement

Share Award Grant Notice
Share Award Agreement
(for Retired Partners)

Definitions
“Bad Act” means your:
(i)    commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform your services to AGM or any of its Affiliates;
(ii)    commission of an intentional and material breach of a material provision of a written Apollo Code of Conduct (other than any Apollo Code of Conduct adopted after the date of your admission to Apollo CIP Partner Pool, L.P. with the primary purpose of creating or finding “Bad Acts”);
(iii)    commission of intentional misconduct in connection with your performance of services for AGM or any of its Affiliates;
(iv)    commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a portfolio investment or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
(v)    conviction of a felony or plea of no contest to a felony charge, in each case, if such felony relates to AGM or any of its Affiliates;
(vi)    fraud in connection with your performance of services for AGM or any of its Affiliates; or
(vii)    embezzlement from AGM or any of its Affiliates or interest holders;
provided, however, that:
(a)    you have failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (ii) and (iv); and
(b)    during the pendency of any felony charge under clause (v), AGM and its Affiliates may suspend payment of any distributions in respect of your Points, and if (I) you are later acquitted or otherwise exonerated from such charge, or (II) your employment or service with AGM or its applicable Affiliate does not terminate, then (A) AGM or its applicable affiliate shall pay to you all such accrued but unpaid distributions with respect to vested Points, with interest calculated from the date such distributions were suspended at the prime lending rate in effect on the date of such suspension, and (B) throughout the period of suspension (or until the date of termination of your employment or service, if earlier), distributions with respect to unvested Points shall continue to accrue, and Points shall continue to vest, in accordance with the terms and conditions set forth herein.
“Designated Act” means your:
(i)    intentional breach of any material provision of an award agreement or any other agreements of AGM or any of its Affiliates;
(ii)    failure to devote a significant portion of your time to performing services as an agent of AGM without the prior written consent of AGM, other than by reason of death or Disability; or
(iii)    suspension or other disciplinary action against you by an applicable regulatory authority;
provided, however, that you have failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the item set forth in clause (i).
For purposes of this Annex B, the term “Affiliate” includes Portfolio Companies.

Restrictive Covenants

[˜]
2014 Fiscal Year
Required Commitments

and

Required Commitment Allocation
1.    Required Commitment:    $______________.
2.    Required Commitment Allocation: [˜]
3.     Funding Schedule: [˜].